EXHIBIT 8

SECURITIES PURCHASE AGREEMENT (this “Agreement”) dated as of October 5, 2011, among Chung Chia Company Limited (the “Seller”) and the parties set forth on Schedule I hereto (the “Purchasers”).

RECITALS

WHEREAS, the Seller currently holds a certificate representing 9,500,000 of the issued and outstanding shares of the Common Stock, $0.01 par value, of OPKO HEALTH, INC., a Delaware corporation (the “Corporation”); and

WHEREAS, the Seller desires to sell to the Purchasers and the Purchasers desire to purchase from the Seller, an aggregate of 9,500,000 of such shares (the “Purchased Securities”) in amounts set forth opposite such Purchaser’s name on Schedule I attached hereto, for a purchase price of $3.60 per share of Purchased Security (the “Purchase Price”).

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Purchase and Sale of the Purchased Securities.

Subject to the terms and conditions hereof, the Seller hereby agrees to sell to each Purchaser, and each Purchaser hereby irrevocably agrees to purchase from the Seller, all of the Seller’s right, title and interest in, to and under, the Purchased Securities in amounts set forth opposite such Purchaser’s name on Schedule I attached hereto.

Section 2. Closing.

The closing of the transaction (the “Closing”) shall take place on or about October 5, 2011, or as soon thereafter as is possible.

Section 3. Deliveries.

A. Seller Deliverables. At the Closing, upon delivery of the Purchase Price, the Seller shall deliver to each Purchaser:

(i)	an executed counterpart of this Agreement;

(ii)	copies of the letter of transmittal and direction letter to the Corporation providing for delivery of the Purchaser’s respective Purchased Securities to such Purchaser; and

B. Purchaser Deliverables. At the Closing, each Purchaser shall deliver to the Seller:

(i)	an executed counterpart of this Agreement;

(ii)	the applicable Purchase Price by wire transfer of immediately available funds.

Section 4. Representations, Warranties and Acknowledgements of the Seller.

The Seller hereby represents and warrants to each Purchaser, as follows:

A. Due Authorization; Due Execution; No Conflicts. This Agreement has been duly executed and delivered by the Seller and is the valid and binding obligation of the Seller, enforceable in accordance with its terms. The execution, delivery and performance by the Seller of this Agreement does not (a) violate any provision of law, statute, rule or regulation applicable to the Seller or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to the Seller or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Seller under any note, indenture, mortgage, lease agreement, or other agreement, contract or instrument to which the Seller is a party or by which the Seller’s property is bound or affected.

B. Title to the Securities. The Seller has record and beneficial ownership of the Purchased Securities. The Seller has good and valid title to the Purchased Securities, free and clear of all liens, claims, encumbrances and similar restrictions. The Seller has the absolute legal right, power and authority to sell to the Purchasers the Purchased Securities to be sold by the Seller, and upon transfer to the Seller of the Purchase Price, the Seller will pass to the Purchasers good and valid title to the Purchased Securities, free and clear of all liens, claims, encumbrances and similar restrictions.

C. Brokers and Finders. No Person acting on behalf or under the authority of the Seller is or will be entitled to any broker’s, finder’s, or similar fee or commission in connection with the transactions contemplated hereby.

D. Acknowledgements. The Seller acknowledges and agrees as follows:

(i)	Each of the Purchasers and their affiliates, and other related parties, may now possess and may hereafter possess certain information, including material and/or non-public information (“Information”), concerning the Corporation and its affiliates and/or the Corporation’s securities that may or may not be independently known to the Seller.

(ii)

The Seller has entered into this Agreement and agrees to consummate the purchase and sale of the Purchased Securities pursuant hereto notwithstanding that it is aware that Information may exist and that it may not have been disclosed by any of the Purchasers to it, and confirms and acknowledges that neither the existence of any Information, nor the substance of it, nor that the fact that it may not have been disclosed by any of the Purchasers to it, is material to it or its determination to enter into this Agreement and to consummate the purchase and sale of the Purchased Securities pursuant hereto. The Seller shall not sue, commence litigation or make any claim arising out of or related to the omission of any of the Purchasers to disclose any Information to the Seller.

(iii)	None of the Purchasers has made and does not make any representation or warranty, whether express or implied, including without limitation with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Corporation or with respect to the value of any of the Purchased Securities, of any kind or character and none of the Purchasers has any obligations to the Seller, whether express or implied, including without limitation, fiduciary obligations, except as expressly set forth in this Agreement.

Section 5. Representations, Warranties and Acknowledgements of the each of the Purchasers.

Each Purchaser, solely in respect of itself, represents and warrants to the Seller as follows:

A. Investment Representations.

(i)	Such Purchaser is acquiring the Purchased Securities for its own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same.

(ii)	Such Purchaser understands that the Purchased Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, and that they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

(iii)	Such Purchaser understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 may only afford the basis for sales under certain circumstances and only in limited amounts.

(iv)	Such Purchaser has had a reasonable time prior to the date hereof to ask questions and receive answers concerning the terms and conditions of the sale and purchase of the Purchased Securities, and to obtain any additional information which the Seller possesses or could acquire without unreasonable effort or expense, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities as to enable such Purchaser to understand and evaluate the risks of such investment and form an investment decision with respect thereto.

(v)	Such Purchaser is an “accredited investor,” as such term is defined in Rule 501 (the provisions of which are known to such Purchaser) promulgated under the Securities Act.

(vi)	Such Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement and this Agreement constitutes a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

B. Brokers and Finders. No Person acting on behalf or under the authority of such Purchaser is or will be entitled to any broker’s, finder’s, or similar fee or commission in connection with the transactions contemplated hereby.

C. Acknowledgements. Each Purchaser acknowledges and agrees as follows:

(i)	The Seller and its affiliates, and other related parties, may now possess and may hereafter possess Information concerning the Corporation and its affiliates and/or the Corporation’s securities that may or may not be independently known to such Purchaser.

(ii)

Such Purchaser has entered into this Agreement and agrees to consummate the purchase and sale of the Purchased Securities pursuant hereto notwithstanding that it is aware that Information may exist and that it may not have been disclosed by the Seller to it, and confirms and acknowledges that neither the existence of any Information, nor the substance of it, nor that the fact that it may not have been disclosed by the Seller to it, is material to it or its determination to enter into this Agreement and to consummate the purchase and sale of the Purchased Securities pursuant hereto. Such Purchaser shall not sue, commence litigation or make any claim arising out of or related to the omission of Seller to disclose any Information to such Purchaser.

(iii)	Such Purchaser has appropriate sophistication with respect to the Purchased Securities to undertake their purchase as contemplated herein and has independently and without reliance on the Seller or its affiliates and based on such information as such Purchaser had deemed appropriate in its independent judgment made its own analysis and decision to enter into this Agreement.

(iv)	The Seller has not made and does not make any representation or warranty, whether express or implied, including without limitation with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Corporation or with respect to the value of any of the Purchased Securities, of any kind or character except as expressly set forth in this Agreement and the Seller has no obligations to any Purchaser, whether express or implied, including without limitation, fiduciary obligations, except as expressly set forth in this Agreement.

Section 6. Successors and Assigns.

This Agreement shall bind and inure to the benefit of the parties and their respective successors, assigns, administrative agents, heirs and estate, as the case may be. No party may assign its rights and obligations under this Agreement to any third party without the prior consent of the other parties hereto.

Section 7. Entire Agreement.

This Agreement and the other writings and agreements referred to herein or delivered pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings between such parties with respect thereto. This Agreement shall become effective and be in full force and effect, immediately upon execution and delivery of this Agreement by all parties hereto.

Section 8. Amendments.

The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except pursuant to the written consent of the parties hereto.

Section 9. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one instrument.

Section 10. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of laws.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be executed as of the date first written above.

CHUNG CHIA COMPANY LIMITED

By:	/s/ Hsu Tsui-Hua
Name:	Hsu Tsui-Hua
Title:	Director

PURCHASER:

By:	/s/ Jane H. Hsiao
Name:	Jane H. Hsiao